EXHBIT 10.5

EXCLUSIVE PATENT LICENSE AGREEMENT
BETWEEN
THE ARIZONA BOARD OF REGENTS ON BEHALF OF
THE UNIVERSITY OF ARIZONA
AND
WILDCAP ENERGY, INC.

This license agreement (the “Agreement”) is made effective as of the Effective Date and is between The Arizona Board of Regents on behalf of The University of Arizona, an Arizona body corporate with its principal campus in Tucson, Arizona 85721 (the “UNIVERSITY”), and WILDCAP ENERGY, INC., a Nevada corporation with its principal place of business at 2961 W. MacArthur Boulevard, Suite 214, Santa Ana, CA 92704 (“WILDCAP”).

AGREEMENT
                 The parties agree as follows:

BACKGROUND

Work at the UNIVERSITY has led to the creation of Technical Information and inventions claimed in Patent Rights as further defined below.

WILDCAP is interested in obtaining license to UNIVERSITY’s interest in valuable intangible property rights for creation, manufacture, use, production, distribution, and marketing of products and services from innovations represented by the Technical Information and Patent Rights and can provide a useful business environment for creating Licensed Products and practicing Licensed Method.  UNIVERSITY is willing to grant such rights so that Licensed Products are created and Licensed Method practiced so that the benefits of their availability are enjoyed by the public and a beneficial return to the UNIVERSITY is provided.

1.             DEFINITIONS

1.1
“Affiliate” shall mean any corporation or entity that directly or indirectly, or through one or more intermediaries, controls, is controlled by, or is under common control with WILDCAP, which shall include (1) each organization of which at least fifty percent (50%) of the voting stock (or other beneficial interest) is directly or indirectly owned or controlled by WILDCAP; (2) each organization which directly or indirectly owns or controls at least fifty percent (50%) of the voting stock (or other beneficial interest) of WILDCAP; and (3) each organization of which at least fifty percent (50%) of the voting stock (or other beneficial interest) is directly or indirectly held by the same five or fewer persons holding at least fifty percent (50%) of the voting stock (or other beneficial interest) of WILDCAP.

1.2	"Effective Date" shall be the last date of signature by authorized representatives of the two parties affirming acceptance of the terms and conditions of this Agreement.

1.3	“Field of Use” shall mean the field of electricity generation by wind turbines consisting of the following subfields of use in their entirety:

                 1.3(a)        onshore applications (“ONSHORE SUBFIELD”); and

                 1.3(b)        offshore applications (“OFFSHORE SUBFIELD”) .

1.4
“Licensed Method” shall mean any method that is covered by Patent Rights, the use of which would constitute but for the license granted to WILDCAP under this Agreement, an infringement of any pending or issued claim of Patent Rights; or any method that relies on or incorporates Technical Information.

1.5
“Licensed Product” shall mean any product that is either covered by Patent Rights, to the extent that the production, use, or sale of such product would infringe a pending or issued claim of Patent Rights (including, but not limited to, inducement or contributory infringement), but for the license granted to WILDCAP under this Agreement or that is produced by the Licensed Method; or any product for which the manufacture or use of relies on or incorporates Technical Information.

1.6
“Net Sales” shall mean the total of either the gross revenue received or, if not received the gross revenue recognized, from the sale or transfer of Licensed Product or the performance of Licensed Method by WILDCAP, its Affiliates or sublicensees to any third parties, in accordance with generally accepted accounting principles.  WILDCAP, its Affiliates and sublicensees may make the following deductions, at rates customary within the industry and actually paid (if not already deducted from the gross invoice price), when calculating the total gross invoice prices:

1.6(a)	allowances as paid and limited to rejections, returns, and prompt payment, volume and other trade discounts, credits or rebates granted to customers of WILDCAP, or a sublicensee;

1.6(b)	freight, transportation, packing, and/or insurance charges associated with transportation;

1.6(c)	taxes based on sales when included in gross sales, but not taxes assessed on income derived from such sales; and

1.6(d)	import or export duties, tariffs or similar charge associated with the import or export of Licensed Product.

Where WILDCAP or its Affiliates distributes Licensed Products for end use to itself or a sublicensee, for purposes other than research and development, then such distribution will be considered a sale at the list price normally charged to independent third parties, and UNIVERSITY will be entitled to collect royalty on such a sale in accordance with Article 3.

1.7
“Patent Rights” shall mean U.S. patents and patent applications, and their foreign counterparts if any, assigned to UNIVERSITY by UNIVERSITY Inventors, including any reissues, continuations, divisionals, and extensions, but excluding new matter claimed in continuation-in-part applications, based on the subject matter claimed in or covered by the following:

1.7(a)	International Application, serial number PCT/US09/67005, entitled, “Vertical Axis Wind Turbine” filed on December 7, 2009.

1.7(b)
University Improvements” shall mean (i) to the extent not otherwise obligated to any third parties, University inventions made with five (5)  years following the Effective Date of this Agreement relating to vertical axis wind turbines for which a non-provisional patent application is filed, provided at least one inventor named in such application is also a named inventor in a previous non-provisional application incorporated into the Patent Rights either as of the Effective Date or thereafter by amendment,  and (ii) University inventions for which a non-provisional patent application is filed directly resulting from research funded by Licensee during the term of the License.

1.8	“Principal Component” shall mean any fluidic oscillator (also known as a sweeping jet) incorporated or to be incorporated into the blade of a wind turbine.

1.9	“Prior Patent Costs” shall mean direct out of pocket costs incurred by UNIVERSITY for the perfection of Patent Rights prior to the Effective Date.

1.10
“Sublicensing Consideration” shall mean all consideration received by WILDCAP from a party other than an Affiliate for the grant of a sublicense of any of the rights granted to WILDCAP under this Agreement, including but not limited to upfront license fees, minimum annual payments (exclusive of  payment obligations to the extent running royalties are actually credited against them), license maintenance payments, milestone payments, and equity.  Sublicensing Consideration excludes Running Royalties, direct payments to WILDCAP or Affiliates for research projects advancing Licensed Product or Licensed Methods and detailed in advance by a research plan and commensurate budget and direct payments covering patent expenses paid or payable to UNIVERSITY hereunder.

1.11	“Technical Information” shall mean UNIVERSITY's information and know-how represented by: University of Arizona invention disclosure UA09-048.

1.11(a)
the information content of items made available to WILDCAP under this Agreement in tangible form, including without limitation prototypes, documented processes or techniques, written procedures or methods, protocols, patent applications, software, data compilations or UNIVERSITY invention disclosure files as inventoried in Exhibit A or otherwise identified in this Agreement, or provided after the Effective Date under this Agreement; or

1.11(b)	services by UNIVERSITY or UNIVERSITY employees acting as consultants with UNIVERSITY’s approval that teach or transfer to WILDCAP UNIVERSITY information associated with Article 1.9.a; or

1.11(c)	transfers of UNIVERSITY personnel to WILDCAP that teach or transfer to WILDCAP UNIVERSITY information associated with Article 1.9.a.

1.12
“Territory” for Technical Information shall mean worldwide; and for Patent Rights shall mean those countries for which Patent Rights have been perfected and are being maintained and those countries for which Patent Rights are being actively perfected.

1.13
"UNIVERSITY Inventors" shall mean Israel J. Wygnanski, who was an employee of UNIVERSITY when Technical Information was developed and is obligated to assign to UNIVERSITY all of the right title and interest in Technical Information and any associated Patent Rights.

2.             GRANT/RETAINED RIGHTS

2.1           License Grant – Patent Rights.

2.1(a)  License Grant Onshore Subfield. UNIVERSITY grants to WILDCAP upon receipt of the License Issue Fee as set forth in Article 3, and WILDCAP accepts, an exclusive, license to UNIVERSITY’s interest in valuable intangible property rights in Patent Rights to make, have made, import, have imported, use, market, sell, and distribute Licensed Product, and practice Licensed Method within the ONSHORE SUBFIELD and in the Territory.

2.1(b)  License Grant Offshore Subfield. UNIVERSITY also grants to WILDCAP upon receipt of the License Issue Fee as set forth in Article 3, and WILDCAP accepts, a non-exclusive, license to UNIVERSITY’s interest in valuable intangible property rights in Patent Rights to make, have made, import, have imported, use, market, sell, and distribute Licensed Product, and practice Licensed Method within the OFFSHORE SUBFIELD and in the Territory.

These rights are specifically subject to Paragraphs 2.4 and 2.5 as well as the general terms and conditions set forth herein.  This grant does not relinquish UNIVERSITY ownership of Patent Rights and does not grant, by implication or otherwise, any other rights to WILDCAP for any other technologies owned, invented, or discovered by UNIVERSITY, whether past, present, or future.

2.2           License Grant – Technical Information. UNIVERSITY grants to WILDCAP upon receipt of Prior Patent Costs and the License Issue Fee as set forth in Article 3, and WILDCAP accepts, a nonexclusive license to Technical Information to make, have made, import, have imported, use, market, sell, and distribute Licensed Product, and practice Licensed Method within the Field of Use and in the Territory consistent with the purpose of this Agreement subject to the confidentiality provisions of Article 9.  These rights are specifically subject to Paragraphs 2.4 and 2.5 as well as the general terms and conditions set forth herein.

2.3           Sublicensing Grant

2.3(a)  SUBLICENSING IN ONSHORE SUBFIELD. UNIVERSITY grants to WILDCAP as long as WILDCAP possesses an exclusive right to UNIVERSITY’s interest in Patent Rights under Paragraph 2.1a of this Agreement, and WILDCAP accepts, the right to issue to third parties sublicenses with respect to Licensed Product and Licensed Method within the scope of the grant of rights provided by UNIVERSITY to WILDCAP in Paragraphs 2.1a and 2.2 only but only under 2.2 insofar as the Technical Information applies to the ONSHORE SUBFIELD.  Any and all sublicense agreements within the Field of Use granted by WILDCAP shall include all of the rights and obligations contained in this Agreement due UNIVERSITY, and, if applicable, due the United States Government.

2.3(b)  SUBLICENSING IN THE OFFSHORE SUBFIELD.  No rights to sublicense under the grant of 2.1b are given by UNIVERSITY to WILDCAP.

2.4           General Retained Rights. UNIVERSITY retains all other rights in Patent Rights and Technical Information not expressly granted WILDCAP.

2.5           Specific Retained Rights. UNIVERSITY retains:

2.5(a)
For its research and educational purposes, the right to practice the inventions claimed in Patent Rights within the Field of Use and in the Territory including without limitation UNIVERSITY's right to make, use, have made, have used, import or have imported the inventions and to practice Licensed Methods; and

2.5(b)	The right to maintain and sublicense these same rights in Paragraph 2.5.a solely for research and educational purposes to other institutions of higher education or non-profit research institutions.

2.5(c)
Nothing in this Agreement limits the right of UNIVERSITY to publish any and all results and technical data resulting from research performed by UNIVERSITY, including, but not limited to, research relating to the Licensed Products, Licensed Method, or Technical Information.

                 3.               FEES, ROYALTIES AND PATENT COSTS

3.1            Fees.  In partial consideration for the rights granted herein, WILDCAP shall pay UNIVERSITY the following fees:

3.1(a)       License Issue Fee: A one-time, non-refundable, non-cancelable fee of Ten Thousand U.S. Dollars ($10,000), due within ten (10) days of the Effective Date of this Agreement (the “License Issue Fee”); and

3.1(b)      Amendment Fee for University Improvements. WILDCAP shall pay UNIVERSITY an amendment fee for each instance of inclusion of University Improvements under Patent Rights in this Agreement (and shall have a first right and option with respect thereto which shall be exercisable during the ninety (90) day period immediately following WILDCAP’s receipt of a written invention disclosure relating thereto), of:

3.1(b)(i)        Five Thousand U.S. Dollars ($5,000); or

3.1(b)(ii)       Fifteen Thousand U.S. Dollar ($15,000) if the named inventors include any employees of UNIVERSITY not already included in University Inventors.

For the purpose of 3.1.b, one amendment fee shall be due for each non-provisional patent application resulting from University Improvement(s). In the case of the 3.1.a amendment fee will be due within thirty (30) days of each inclusion by written amendment of a University Improvement into this Agreement.

One third (1/3rd) of the 3.1.b.ii amendment fee will be due and payable within thirty (30) days of the inclusion by written amendment of a University Improvements into this Agreement. The remaining two-thirds  (2/3rds ) shall be due and payable in two equal monthly installments commencing (30) days after the initial payment is due.

Notwithstanding anything to the contrary herein, the maximum amount of amendment fees in total payable hereunder during any calendar month during the term hereof shall not exceed Five Thousand Dollars ($5,000), with the balance of such fees owing  carrying forward from month to month until the balance owing is paid in full; and the first of such payments shall not be due sooner than one hundred fifty (150) days following the Effective Date of this Agreement.

UNIVERSITY agrees to that all related University Improvements, as of the date of inclusion into the patent rights, will be incorporated into a single non-provisional patent filing if commercially practicable.

3.1(c)      Assignment Fee:  In the event of the assignment, sale, or other transfer to an unaffiliated third party of this Agreement, or a transfer that affects the same however titled by WILDCAP, that is not a merger, acquisition, then the WILDCAP shall pay UNIVERSITY the greater of One Hundred Thousand U.S. Dollars ($100,000) or an amount equivalent to five percent (5%) of the total transaction value in US Dollars within thirty (30) days of consummation of such event.

3.2           Royalties.  In partial consideration for the rights granted herein, WILDCAP shall pay UNIVERSITY on the schedule described in Article 4 the following royalties:

3.2(a)	Running Royalties: Royalties based on Net Sales (the “Running Royalties”):

3.2(a)(i)
Except in instances when a Three Percent (3%) royalty is due pursuant to Paragraph 3.2.a.ii below, One Percent (1.0%) of Net Sales covered by one or more claims in one or more pending patent applications under PATENT RIGHTS or TECHNICAL INFORMATION provided however that WILDCAP’s obligation (including Affiliates and sublicensees) to pay royalties with respect to a pending patent application shall terminate seven years following the filing date for such a patent application; then

3.2(a)(ii)	Three Percent (3%) of Net Sales covered by one or more claims of one or more issued patents under PATENT RIGHTS for the term of the license.

3.2(a)(iii)	Twenty Percent (20%) of SUBLICENSING CONSIDERATION received by WILDCAP, and paid annually.

3.2(a)(iv)
A minimum annual fees, to be fully creditable against the actual royalties and other amounts (excluding patent reimbursement and amendment fees) due and paid for the same calendar year pursuant to Section 3.2, of:

•	Ten Thousand U.S. Dollars ($10,000) for the period between January 1, 2013 and December 31, 2013; then

•	Fifteen Thousand U.S. Dollars ($15,000) for the period between January 1, 2014 and December 31, 2014; then

•	Twenty Thousand U.S. Dollars ($20,000) for the period between January 1, 2015 and December 31, 2015; then

•	Twenty Five Thousand U.S. Dollars ($25,000) for the period between January 1, 2016 and December 31, 2016; then

•	Thirty-Seven Thousand Five Hundred U.S. Dollars ($37,500) for the period between January 1, 2017 and December 31, 2017; then

•	Fifty Thousand U.S. Dollars ($50,000) per year from January 1, 2018 and each year thereafter.

3.3           Warrants. Transferable warrants for 9.99 percent of the common stock of WILDCAP with anti-dilution protection through the first Four Million Dollars ($4,000,000) in equity offerings (including equity for cash and/or services), in accordance with the form of Warrant Purchase Agreement attached as Exhibit B to the AGREEMENT.

3.4           Patent Costs.  In partial consideration for the rights granted herein:

3.4(a)
WILDCAP shall pay within sixty (60) days of receipt of the UNIVERSTY  invoice for all documented, future costs incurred in obtaining, maintaining, and perfecting Patent Rights, including, but not limited to, costs of preparing applications, prosecuting patents, paying late and maintenance fees, and interferences, provided WILDCAP is provided a reasonable opportunity to review and make timely comment with respect to patent activities giving rise to an expenditure of $1,000 or more; and further provided that if, during the term of this Agreement, UNIVERSITY grants any third parties the right to exploit any PATENTS RIGHTS, or an option to exploit any PATENT RIGHTS, all patent costs relating thereto shall be allocated between WILDCAP and such third parties on a pro-rata basis for so long as such third parties have co-existing rights of exploitation in PATENT RIGHTS.

3.4(b)
For Prior Patent Costs, the total sum is earned upon execution. WILDCAP shall pay the first five-thousand dollars ($5,000) within thirty (30) days of the Effective Date, the second five-thousand dollars ($5,000) within sixty (60) days of the Effective Date, and the remaining balance of Prior Patent Costs within ninety (90) days of the Effective Date.

                 4.               PAYMENTS, REPORTS, RECORD KEEPING AND INSPECTIONS

4.1           Timing of Royalty Payments. WILDCAP shall pay all royalties, sublicensing fees and minimum annual fees under Paragraph 3.2 annually and on or before February 15 of each calendar year.  Each such payment shall be for the most recently completed calendar year.

4.2           Sublicense Reporting.  WILDCAP shall notify the UNIVERSITY of each sublicense granted hereunder.  WILDCAP shall use commercially reasonable efforts collect and pay all fees and royalties due UNIVERSITY by its unaffiliated sublicensees. WILDCAP further agrees to use commercially reasonable efforts to enforce the terms of each Sublicense which efforts shall include the exercise of its termination rights thereunder as Licensee may deem appropriate or necessary but shall only be liable for unaffiliated Sublicensee fees and royalty payments as are actually received by WILDCAP or its Affiliates.

4.3           Annual Royalty Reports. After the first commercial sale of Licensed Product or performance of Licensed Method and subject to the provisions of Section 4.2 above, WILDCAP shall provide UNIVERSITY with an annual written report within thirty (30) days of February 15 of each calendar year indicating:

4.3(a)	Quantity of Licensed Product produced or Licensed Method performed in each location, and supplies of Licensed Products held by WILDCAP and sublicensee(s); and

4.3(b)	Summary of Licensed Product and Licensed Method gross sales and Net Sales for both WILDCAP and sublicensee(s); and

4.3(c)	The royalties due, including the method used to calculate royalties, the exchange rates used, if applicable, as well as any reductions due to sales to the U.S. Government; and

4.3(d)
An accounting of the quantity of Licensed Product sold and Licensed Method performed by WILDCAP and each sublicensee(s), including a summary of domestic and international distribution on which royalties are payable.

4.4           Annual Pre-commercial effort reporting. Beginning February 2011 and continuing biannually thereafter, WILDCAP shall submit to UNIVERSITY a progress report within thirty (30) days of February 15 and August 15, respectively covering WILDCAP’s activities related to the development and testing of all Licensed Products and Licensed Methods and the obtaining of the governmental approvals necessary for production, marketing, distribution and sale.  Progress reports are required for each Licensed Product and Licensed Method until the first commercial sale of that Licensed Product occurs in the United States. Such reports shall again be required if commercial sales of such Licensed Product or performance of Licensed Method are suspended or discontinued. Progress reports submitted hereunder shall include, but are not limited to, the following information:

4.4(a)	Summary of work completed

4.4(b)	Key product development work accomplished

4.4(c)	Summary of work in progress

4.4(d)	Current schedule of anticipated events or milestones

4.4(e)	Market plans for introduction of Licensed Products and Licensed Methods

4.4(f)	A summary of resources (dollar value) spent in the reporting period.

4.5           Payment in U.S. Dollars. Payments hereunder shall be made in U.S. dollars in the United States.  If Licensed Products are sold or Licensed Method is performed for monies other than United States dollars, WILDCAP shall first determine the earned royalty in the currency of the country in which Licensed Products were sold or Licensed Method was practiced and then convert the amount into equivalent United States funds, using the exchange rate quoted in the Wall Street Journal on the last business day of the reporting period.

4.6           No Reduction by Taxes or Other Charges. Royalties earned on sales occurring in any country outside the United States may not be reduced by any taxes, fees, or other charges imposed by the government of such country on the payment of royalty income.  WILDCAP is responsible for all bank transfer charges.  Notwithstanding this, all payments made by WILDCAP in fulfillment of UNIVERSITY’s own tax liability in any particular country will be credited against earned royalties or fees due UNIVERSITY for that country.

4.7           Remittance on Foreign Sales. If by law, regulation or fiscal policy of any country, conversion from that country's currency into U.S. dollars is restricted or forbidden, written notice thereof shall be given to UNIVERSITY and payment of amounts from that country shall be made through such lawful means as the UNIVERSITY shall designate, including, without limitation, deposit of local currency in such recognized banking institution as UNIVERSITY shall designate.  When in any country the law or regulation prohibits both the transmittal and the deposit of royalties on sales in that country, royalty payments from that country will be suspended for as long as the prohibition is in effect and, as soon as the prohibition ceases, all royalties that WILDCAP would have been obligated to pay, but for the prohibition, will promptly be deposited or transmitted, to the extent then allowed.

4.8           Interest on Late Payments. In the event that any payments are not received when due, WILDCAP shall pay additional interest charges on overdue balances in a period at a rate of one percent (1%) per month compounded monthly.

4.9           Record Keeping, Inspection and Audit. According to generally accepted accounting principles, WILDCAP shall maintain accurate books and records, and, upon reasonable advance notice by UNIVERSITY, WILDCAP’s records, inventory, and Licensed Product production or Licensed Method practice facilities shall be open for inspection by UNIVERSITY for the purpose of verifying the accuracy of reports.  WILDCAP shall keep, and use commercially reasonable efforts to cause any sublicensee(s) to keep, accurate records and books showing the production, inventory, sale, distribution or sublicensing of Licensed Product and the performance of Licensed Method.  Upon reasonable notice, WILDCAP shall permit duly authorized agents of UNIVERSITY, during regular business hours, to inspect WILDCAP facilities and records for the purpose of verifying the accuracy of reports and auditing royalty payments due UNIVERSITY. In the event payment is in error by Ten Thousand U.S. Dollars ($10,000.00) or more, WILDCAP shall pay all reasonable documented audit expenses.

4.10         Invalidity. If any patent or patent claim within Patent Rights is held invalid in a final decision by a court of competent jurisdiction and last resort from which no appeal has or can be taken, all obligation to pay royalties based on that patent or claim or any claim patentably indistinct therefrom will cease as of the date of final decision.  WILDCAP shall not, however, be relieved from paying any royalties that accrued before the final decision, or that are based on another patent or claim not involved in the final decision, or that are based on UNIVERSITY’s property rights.

5.           PATENT PROSECUTION AND ENFORCEMENT

5.1           Patent Prosecution. Subject to WILDCAP’s timely reimbursement of patent expenses in accordance with the terms hereof, UNIVERSITY shall file, prosecute and maintain the U.S patents and patent applications, as well as any subsequent applications, comprising Patent Rights and  shall provide all patent correspondence to WILDCAP and WILDCAP shall have opportunity to review and make timely comment.

At UNIVERSITY’s option or at WILDCAP’s request, UNIVERSITY shall also file, prosecute and maintain Patent Rights and subsequent applications in jurisdictions outside of the United States, if any, and shall provide all patent correspondence to WILDCAP which shall have an opportunity to review and make timely comment. WILDCAP shall have sixty (60) days following written inquiry from UNIVERSITY to make an election concerning specific applications in one or more foreign countries.

WILDCAP may cease support of specific patents and patent applications by providing sixty (60) days prior written notice to UNIVERSITY of such action taken, and upon such notification said specific patents and patent applications shall cease to be included in Patent Rights and the corresponding jurisdiction in the Territory insofar as specific patents and patent applications are independently maintained by UNIVERSITY.  WILDCAP shall be responsible for costs already incurred, including uncancellable obligations, by UNIVERSITY for the patent filing, prosecution and maintenance.

Should WILDCAP cease support of specific patents and patent applications and should UNIVERSITY choose to independently maintain some or all of those specific patents and patent applications independently and at UNIVERSITY’s expense (“Independent Patent Rights”), UNIVERSITY will notify WILDCAP of its decision in writing and WILDCAP, its Affiliates and its sublicensees shall have thirty (30) days to elect a non exclusive license, without the right to sublicense, to Independent Patent Rights, in which case the royalty rate on Net Sales of Licensed Product or Licensed Method involving Independent Patent Rights shall be equal to one and half times the royalty rate otherwise payable hereunder.

5.2           Patent Marking. WILDCAP and sublicensee(s) shall mark Licensed Product with the patent numbers of the patents within Patent Rights in accordance to 35 U.S.C. Section 287 (or its foreign equivalents) to reflect that unauthorized production, use, sale, and distribution are prohibited.

5.3           Infringement Notification. WILDCAP shall notify UNIVERSITY promptly of any known production, sale, marketing, distribution, or use of Licensed Product or the performance of Licensed Method by persons that are not authorized to produce, use, market, distribute, or sell Licensed Product or Licensed Method.  Notification of such infringement shall include reasonable details that would enable UNIVERSITY to investigate and terminate such infringement, and UNIVERSITY retains the right to terminate such infringement subject to this Article 5.

5.4           Empowerment of WILDCAP Concerning Infringements. Pursuant to this Agreement and to the provisions of 35 U.S.C. Chapter 29 or other statutes, WILDCAP (and/or its Affiliates if permitted by applicable law), are empowered:

5.4(a)	to bring suit in its own name, at its own expense, and on its own behalf for infringement of presumably valid claims in Patent Rights, and

5.4(b)	in any such suit, to enjoin infringement and to collect for its use, damages, profits, and awards of whatever nature recoverable for such infringement, and

5.4(c)	in any such suit, to settle any claim or suit for infringement of Patent Rights with the prior written permission of UNIVERSITY, such permission not to be unreasonably withheld,

for which WILDCAP has exclusive rights under this Agreement, provided that WILDCAP shall notify UNIVERSITY of WILDCAP’s intention to file suit at least fourteen (14) days prior to filing thereof.  In the event that WILDCAP exercises its rights under this Paragraph, unless UNIVERSITY then notifies WILDCAP in writing, within seven (7) days after UNIVERSITY’s receipt of WILDCAP’s notice, that UNIVERSITY agrees to bear one-half of the expense of prosecuting such suit, all recoveries had or obtained in such suit shall belong solely to WILDCAP, with the exception of any royalties or their equivalent payable to UNIVERSITY as set forth in this Agreement.  In any suit brought by WILDCAP under this Paragraph in which UNIVERSITY has not agreed to bear one-half of the expenses of such suit, UNIVERSITY shall have the right to be represented by counsel of UNIVERSITY’s choice at UNIVERSITY’s expense if such suit involves, or causes to become involved, actual or potential rights, obligations, and/or properties of UNIVERSITY.  WILDCAP agrees to keep UNIVERSITY reasonably apprised of the status and progress of any litigation.

5.5           Recoveries when UNIVERSITY Shares Costs. If UNIVERSITY notifies WILDCAP that UNIVERSITY agrees to bear one-half of expenses as specified in Paragraph 5.4, and if UNIVERSITY pays WILDCAP from time to time as expenses are incurred, then all recoveries obtained in such suit shall be divided equally between WILDCAP and UNIVERSITY.

5.6           Suits Brought By UNIVERSITY. In the event that suit is brought by UNIVERSITY under this Article, UNIVERSITY agrees that WILDCAP including Affiliates) may join UNIVERSITY as a party plaintiff in any such suit.

5.7           Bearing of Expenses. In any infringement action commenced under this Article, provided that UNIVERSITY fails to notify WILDCAP, as provided in Paragraph 5.4, that UNIVERSITY agrees to bear one-half of the expense of prosecuting such suit, the expenses in such action, including, but not limited to, costs, fees, attorney fees, and disbursements, shall be paid solely by WILDCAP.

5.8           UNIVERSITY Cooperation. UNIVERSITY shall cooperate fully with WILDCAP in connection with any infringement action initiated by WILDCAP under this Article, and UNIVERSITY agrees promptly to provide reasonable access to all necessary documents and to render reasonable assistance in response to a written request by WILDCAP.

5.9           In the Event of a Declaratory Judgment. In the event that a declaratory judgment action alleging invalidity or non-infringement of any of the patents included in Patent Rights shall be brought against WILDCAP or its Affiliates or raised by way of counterclaim or affirmative defense in an infringement suit brought by WILDCAP or its Affiliates under this Article, WILDCAP (and/or its Affiliates if permitted by applicable law), pursuant to this Agreement and to 35 U.S.C. Chapter 29 or other statutes, are empowered:

5.9(a)	to defend the suit in its own name, at its own expense, and on its own behalf, for presumably valid claims in such patents; and

5.9(b)	in any such suit to enjoin infringement and to collect for its use, damages, profits, and awards of whatever nature recoverable for such infringement; and

5.9(c)	in any such suit to settle any claim or suit for declaratory judgment involving Patent Rights with the prior written permission of UNIVERSITY, such permission not to be unreasonably withheld.

                 Nothing in this Paragraph shall be construed as limiting any rights granted to or retained by either UNIVERSITY or WILDCAP under this Article.

5.10         Damage Recovery. In the event that UNIVERSITY does not participate according to Paragraph 5.4 in any action brought under this Article or WILDCAP (including Affiliates) joins UNIVERSITY as a party plaintiff in action brought under Paragraph 5.6, and WILDCAP recovers damages, WILDCAP shall pay to UNIVERSITY an earned royalty on such recovery, the amount of such royalty to be equal to that specified in Article 3 and to be payable as specified under Article 4.

5.11         No Obligation to Bring Suit. Nothing contained within this Article or this Agreement shall be construed to obligate UNIVERSITY or the WILDCAP to bring any suit or to enforce any rights under this Agreement.  Additionally, nothing contained within this Article or this Agreement shall be construed to limit the ability of UNIVERSITY or the WILDCAP to bring any suit or to enforce any rights under this Agreement.

5.12         Royalty Stacking. If WILDCAP or its Affiliates pay amounts to a third party based on a reasonable determination that (i) the manufacture, use or disposition of a Licensed Product,  Licensed Method or a Principal Component thereof  may infringe upon the proprietary rights of a third party or (ii) that the use of Technical Information in accordance with the terms hereof may infringe upon the proprietary rights of a third party or  (iii) that settlement of related claims of infringement is otherwise commercially reasonable, then the Running Royalties and any Sublicensing Consideration otherwise due hereunder shall be subject to a reduction equal to the amounts actually paid to such third party, provided, however, that the total of Running Royalties and Sublicensing Consideration otherwise payable to UNIVERSITY in any one year shall not be reduced by more than fifty percent (50%).

6.           DILIGENCE

6.1           Obligation to Commercialize. WILDCAP agrees to use commercially reasonable efforts to fill the market demands for Licensed Products and Licensed Method within the Field of Use and in the Territory.

6.2           Approvals or Certifications. WILDCAP shall diligently endeavor to obtain all necessary governmental approvals for the manufacture, use, marketing, sale, and distribution of Licensed Products and/or performance of Licensed Method.

6.3           Diligence Timelines. WILDCAP shall:

6.3(a)	Fund research at the UNIVERSITY consistent with Attachment C, the Phase I of which is to begin no later than four (4) months after the Effective Date of this contract.

6.3(b)	Market LICENSED PRODUCT for sale, or LICENSED SERVICE or LICENSED METHOD for performance by December 31, 2013.

7.           TERM AND TERMINATION

7.1           Term. This Agreement shall be in effect as of the Effective Date, and shall continue until the last-to-expire Patent Rights, unless earlier terminated according to the provisions of this Agreement.

7.2           Termination by WILDCAP. WILDCAP may terminate this Agreement, at any time, upon ninety (90) days prior written notice to UNIVERSITY and including in the notice a declaration that WILDCAP is no longer, and henceforth will not be, making commercial gain from the Patent Rights or Technical Information for Licensed Product.

7.3           Termination by UNIVERSITY. If WILDCAP breaches any material term of this Agreement, then UNIVERSITY may give written notice of the breach; and, if WILDCAP fails to correct the breach within sixty (60) days, then UNIVERSITY shall have the right to cancel or terminate this Agreement.  This right, if exercised by UNIVERSITY, supersedes the rights granted in Article 2.

7.4           Automatic Termination. This Agreement will terminate automatically if, during the term of this Agreement, WILDCAP:

7.4(a)	commits any act of bankruptcy; or

7.4(b)	becomes insolvent; or

7.4(c)	is unable to pay its debts as they become due; or

7.4(d)	files a petition under any bankruptcy or insolvency act; or

7.4(e)	has a petition under any bankruptcy or insolvency act filed against it which is not dismissed within sixty (60) days; or

7.4(f)	offers any component of Patent Rights for the benefit of its creditors; or terminates its incorporation.

7.5           Termination by UNIVERSITY. UNIVERSITY shall have the right, at its sole discretion, to terminate this Agreement if, during the term of this Agreement, WILDCAP:

7.5(a)	ceases the commercial sale of Licensed Product or performance of Licensed Method; or

7.5(b)	liquidates or takes steps to liquidate its assets reasonably required for the sale of Licensed Product or the performance of Licensed Method.

7.6           Effect of Termination. Upon termination of this Agreement for any reason, WILDCAP shall immediately cease use of the rights granted herein, including but not limited to ceasing to transfer Licensed Products and practice Licensed Method.

7.7           Effect of Termination Upon Sublicenses. Upon termination of this Agreement for any reason, UNIVERSITY, at its sole discretion, shall determine whether sublicenses shall be canceled or assigned to UNIVERSITY.  WILDCAP agrees to assign to UNIVERSITY if requested by UNIVERSITY.

7.8           No Relief of Obligations Incurred Prior to Termination. Termination of the Agreement granted hereunder for any reason by either party shall not relieve the parties of any obligation accruing prior to such termination.

7.9           Surviving Terms.  Notwithstanding any termination or expiration of this Agreement, the provisions of Articles 9, 10 and 11 shall survive and shall be enforceable according to the terms thereof.

8.           ASSIGNMENT

8.1           UNIVERSITY Assignments. UNIVERSITY may assign this Agreement.

8.2           Other Assignments. This Agreement shall not be assigned by WILDCAP except:

8.2(a)
With the prior written consent of UNIVERSITY, which consent shall not be unreasonably withheld; or as part of a sale or transfer of substantially the entire business of WILDCAP relating to operations which concern this Agreement, and that a condition of such sale is purchaser’s agreement to comply with the terms and conditions of this Agreement.

8.2(b)	Assignment of this Agreement under this Article shall only become effective after UNIVERSITY receives written notice by the Party making the assignment to the other Party that:

8.2(b)(i)	The assignment has been made;

8.2(b)(ii)	The name of the new assignee;

8.2(b)(iii)	Any breaches have been cured and payments due paid; and

8.2(b)(iv)	The new recipient of notices and other necessary information required under Article 12.

9.           CONFIDENTIALITY

9.1           Information Handling. WILDCAP and UNIVERSITY may from time to time, in connection with this Agreement, to disclose confidential information to each other.  Each party agrees to safeguard all confidential information (“Confidential Information”) supplied by the other party against disclosure to others with the same degree of care as it exercises with its own data or information of a similar nature.  The receiving party agrees  not to use such Confidential Information except to perform its obligations under this Agreement, and shall not disclose such Confidential Information to others (except to its employees, agents, or consultants who are bound by a like obligation of confidentiality) without the express written permission of the disclosing party, except that the receiving party is not prevented from using or disclosing any of the Confidential Information that the receiving party:

9.1(a)	can demonstrate by written records was previously known to it; or

9.2(b)	is now or becomes in the future public knowledge other than through acts or omissions of the receiving party; or

9.2(c)	is lawfully obtained by the receiving party from sources independent of UNIVERSITY without obligation of confidentiality; or

9.2(d)	is required to be disclosed to a third party by applicable laws or out of court proceedings.

As used herein “Confidential information” shall mean and include (i) all written disclosures of confidential information appropriately marked as confidential, (ii) any information that is transmitted orally or visually which is identified as confidential by the disclosing party at the time of disclosure and is subsequently identified as such in writing to the receiving party within thirty (30) days after such oral or visual disclosure, and (iii) any other information which is  reasonably understood by the recipient to be confidential at the time of receipt.

9.3           Term of secrecy. The secrecy obligations of the receiving party under these terms shall remain in effect for five (5) years from the termination date of this Agreement.

9.4           No Reduction of Obligations Due to Timing of Receipt of Technical Information. The obligations of confidentiality and limited use hereunder apply to any Confidential Information of the disclosing party provided to the receiving party relating to the subject matter of this Agreement, whether supplied under this Agreement or prior to the Effective Date.

9.5           Arizona Public Records Law. This Agreement itself cannot be Proprietary Information per the Arizona Public Records Law A.R.S. 39-121 and A.R.S. 41-1350.  Notwithstanding the foregoing, UNIVERSITY agrees to redact from public disclosure such information that it, in its sole judgment, deems may be permitted to be redacted under applicable law and to  notify  WILDCAP in a timely fashion of any request for this Agreement under the above statutes so that WILDCAP may take such actions as it deems necessary.

10.           NO WARRANTIES

10.1        EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, UNIVERSITY MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND VALIDITY OF PATENTED RIGHTS CLAIMS, ISSUED OR PENDING.  IT IS AGREED THAT WILDCAP ACCEPTS LICENSED PRODUCTS AND LICENSED METHODS ON AN “AS IS” BASIS.

10.2         NOTHING IN THIS AGREEMENT, EITHER EXPRESS OR IMPLIED, OBLIGATES UNIVERSITY EITHER TO BRING OR TO PROSECUTE ACTIONS OR SUITS AGAINST THIRD PARTIES FOR PATENT INFRINGEMENT OR TO FURNISH ANY KNOW-HOW OR TRADE SECRETS NOT PROVIDED IN UNIVERSITY’S PATENT RIGHTS.

10.3         IN NO EVENT SHALL UNIVERSITY BE LIABLE FOR DAMAGES OF ANY KIND INCLUDING INCIDENTAL, SPECIAL, OR CONSEQUENTIAL DAMAGES RESULTING FROM THE EXERCISE OF THIS LICENSE OR THE USE OF THE TECHNICAL INFORMATION OR LICENSED PRODUCTS.

10.4         NO WARRANTY OR REPRESENTATION IS MADE THAT ANYTHING MADE, USED, OR SOLD UNDER THE TERMS OF THIS AGREEMENT WILL BE FREE FROM INFRINGEMENT OF ANY THIRD PARTY PATENTS.

10.5         THIS AGREEMENT DOES NOT CONFER BY IMPLICATION, ESTOPPEL, OR OTHERWISE ANY LICENSE OR RIGHTS TO ANY OTHER PATENT OF UNIVERSITY OTHER THAN PATENT RIGHTS AS EXPRESSLY STATED HEREIN, REGARDLESS OF WHETHER SUCH PATENTS ARE DOMINANT OR SUBORDINATE TO PATENT RIGHTS.

11.           WILDCAP REPRESENTATIONS, INDEMNIFICATION AND INSURANCE

11.1         WILDCAP Warranties and Representations. WILDCAP warrants and represents, on behalf of itself and its Affiliates, that:

11.1(a)
The production, use, marketing, sale, and distribution of Licensed Products and the practice of Licensed Method shall be in material conformance to applicable county, state, federal or foreign laws, rules, and regulations governing the production, use, marketing, sale, and distribution of Licensed Products or the practice of Licensed Method in or between any county, state, federal, or foreign jurisdiction; and

11.1(b)
Licensed Products will not be produced, used, marketed, sold, distributed, and/or sublicensed  outside the Field of Use or Territory and that Licensed Method will not be practiced outside the Field of Use or Territory.

11.1(c)
WILDCAP shall indemnify, hold harmless and defend UNIVERSITY, its officers, employees, agents, and the inventors of the Technical Information leading to patents and patent applications in Patent Rights, against any and all claims, suits, losses, damage, costs, fees, and expenses resulting from or arising out of the exercise of this Agreement or any sublicense, and those arising from the breach or non-performance by WILDCAP, of the foregoing obligations, representations and warranties, but excluding all claims, suits, losses, damage, costs, fees, and expenses resulting from or arising out the gross negligence or willful malfeasance of UNIVERSITY, its officers, employees, agents, and the inventors of the Technical Information leading to patents and patent applications in Patent Rights.. This indemnification includes, but is not limited to, any product liability.

11.2         Insurance Requirements. WILDCAP, at its sole cost and expense, shall insure its activities in connection with the work under this Agreement and obtain, keep in force, and maintain insurance as follows, or an equivalent program of self insurance:

11.2(a)	Comprehensive or commercial general liability insurance (contractual liability included) with its minimum limits as follows:

11.2(a)(i)	Each Occurrence One Million U.S. Dollars ($1,000,000).

11.2(a)(ii) 11.2(a0(iii) 11.2(a)(iv)
Products/Completed Operations Aggregate Two Million U.S. Dollars ($2,000,000).

Personal and Advertising Injury One Million U.S. Dollars ($1,000,000).

General Aggregate (commercial form only) Two Million U.S. Dollars ($2,000,000).

11.2(b)	Comprehensive or commercial general liability insurance (contractual liability included) with its minimum limits as follows:

11.2(b)(i)	Provide for thirty (30) day advance written notice to UNIVERSITY of any modification.).

11.2(b)(ii) 11.2(b)(iii)
Indicate that UNIVERSITY has been endorsed as an additional Insured under the coverage specified above.

Include a provision that the coverage will be primary and will not relate to nor will be excess over any valid and collectable insurance or program of self-insurance carried or maintained by UNIVERSITY.

11.3         Notification Concerning Suits Under This Article. UNIVERSITY shall notify WILDCAP in writing of any claim or suit brought against UNIVERSITY in respect of which UNIVERSITY intends to invoke the provisions of this Article.  WILDCAP shall promptly keep UNIVERSITY informed on a current basis of its defense of any claims under this Article.

12.           NOTICES

12.1         Delivery. Any royalty or fee payment, notice, or other communication required or permitted to be made or to be given to either party under this Agreement shall be sufficiently made or given on the date of mailing if sent to such party by either certified first class U.S. mail, postage prepaid, or by traceable delivery services such as Federal Express, United Postal Service or DHL, addressed to that party at its address set forth below:

If to UNIVERSITY:

Attn: Case # UA09-048
Patrick L. Jones, Director
Office of Technology Transfer
888 Euclid Ave. Rm 204
P.O. BOX 210158
Tucson, AZ 85721-0158

If to WILDCAP:

Wildcap Energy Inc.
2961 W. MacArthur Boulevard, Suite 214
Santa Ana, CA 92704
Attn: Fred T. Rogers

13.           MISCELLANEOUS

13.1          Use of Names and Trademarks. Nothing contained in this Agreement confers any right to use in advertising, publicity, or other promotional activities any name, trade name, trademark, or other designation of any party hereto (including contraction, abbreviation, or simulation of any of the foregoing). The use by WILDCAP of the name “The University of Arizona”, in advertising, publicity, or other promotional activities is prohibited without the express written approval of the University of Arizona through its News and Information Services. Notwithstanding the foregoing, purely factual references to “The University of Arizona” as the source of the licensor of the Patent Rights and Technical Information is hereby authorized.

13.2         Governing Law and Venue. This Agreement is subject to and shall be construed and enforced in accordance with the laws of the State of Arizona and the State of Colorado, but the scope and validity of any patent or patent application shall be governed by the applicable laws of the country where the patent or patent application is filed.

13.3         Entire Understanding. This Agreement embodies the entire understanding of the parties, and there are no other agreements or understandings, either express or implied, between the parties relating to the subject matter hereof.  No amendment or modification of this Agreement shall be valid or binding upon the parties unless made in writing and signed on behalf of each of the parties by their respective duly authorized officers or agents.

13.4         Headings Provided For Convenience. The headings of the Articles and certain paragraphs are inserted for convenience of reference only and are not intended to be a part of or affect the meaning or interpretation of this Agreement.

13.5         U.S. Manufacture. WILDCAP shall ensure material compliance with Title 35 U.S.C. §204.

13.6         Government Reporting Requirements or Approvals. WILDCAP shall notify UNIVERSITY if WILDCAP becomes aware that this Agreement is subject to any U.S. or foreign government reporting or approval requirement.  WILDCAP shall make all necessary filings and pay all costs including, but not limited to, fees, penalties, and all other out-of-pocket costs associated with such reporting or approval process.

13.7         Export Control. WILDCAP shall observe all applicable United States and foreign laws with respect to the transfer of Licensed Products or Licensed Method and related technical data to foreign countries, including, without limitation, the Export Administration Regulations.

13.8         Enforceability of Terms. In case any of the provisions contained in this Agreement is held to be invalid, illegal, or unenforceable in any respect, that invalidity, illegality, or unenforceability will not affect any other provisions of this Agreement, and this Agreement will be construed as if the invalid, illegal, or unenforceable provisions had never been contained in it.

13.9         State of Arizona Required Clauses.

13.9(a)	The parties agree to be bound by applicable state and federal rules governing equal employment opportunity, immigration and nondiscrimination.

13.9(b)
The parties agree that should a dispute arise between them, in any manner, concerning this Agreement, and said dispute involves the sum of Fifty Thousand U.S. Dollars ($50,000) or less in money damages only, exclusive of interest or cost of attorney’s fees, the parties will submit the matter to binding arbitration pursuant to the Arizona Supreme Court Rules for Compulsory Arbitration and the decision of the arbitrator(s) shall be final and binding upon the parties.

13.9(c)
This Agreement is subject to the provisions of A.R.S. § 38-511.  The UNIVERSITY may cancel this Agreement by written notice to the parties if any person substantially involved in obtaining, drafting, or procuring this Agreement for or on behalf of the UNIVERSITY becomes an employee or consultant in any capacity of WILDCAP.

13.10      Performance. The failure of any party hereto at any time or times to require performance of any provisions of this Agreement shall in no manner affect its right to enforce such provision at a later time.

13.11      No Waiver.  No waiver by any party of this Agreement of any breach or default of any of the covenants or agreements herein set forth may be deemed a waiver as to any subsequent and/or similar breach or default.

13.12      Parties.  The parties are not partners or joint venturers, and nothing herein shall be construed as causing them to be.  Neither of the parties has the authority to act in the other’s name, nor act for the other’s benefit, except as is expressly provided in this Agreement.

13.13      Complete Agreement.  This Agreement constitutes the entire agreement, both written and oral, between the parties.  All prior agreements relating to the subject matter of this Agreement, whether written or oral, express or implied, are cancelled.

IN WITNESS WHEREOF, each party hereto has executed this Agreement in duplicate originals by their respective and duly authorized officers on the day and year below written.

THE ARIZONA BOARD OF REGENTS, ARIZONA By: /s/ Patrick L. Jones Name: Patrick L. Jones Title: Director, Office of Technology Transfer Date: March 2, 2011	WILDCAP ENERGY INC. on behalf of THE UNIVERSITY OF By: /s/ Malcolm Lennie Name: Malcolm Lennie Title: President Date: March 2, 2011

Exhibit A
To
Exclusive Patent License Agreement

INVENTORY OF DOCUMENTS
TO BE INCLUDED IN TECHNICAL INFORMATION

Invention Disclosure UA09-048 “Vertical Axis Wind Turbine”

“Conceptual Design of Vertical Axis Wind Turbine With Active Flow Control”

Exhibit B
To
Exclusive Patent License Agreement

WARRANT PURCHASE AGREEMENT

SECURITIES SUBJECT HERETO HAVE NOT BEEN REGISTERED UNDER THE  SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR UNDER THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION, AND NEITHER THE SHARES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED, OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT AND APPLICABLE LAWS OR SOME OTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND APPLICABLE LAWS OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

                THIS WARRANT PURCHASE AGREEMENT dated as of March 2, 2011 (this "Agreement"), is entered into by and among WILDCAP ENERGY INC., a Nevada corporation (the "Company"), on the one hand, and The Arizona Board of Regents, on behalf of The University of Arizona ("University"), on the other hand.

RECITALS

                WHEREAS, in consideration for that certain Exclusive Patent License Agreement of even date therewith by and between the Company and the University, the Company desires to provide the University with a Common Stock Purchase Warrant, in the form attached hereto as Exhibit A.

                NOW, THEREFORE, for and in consideration of the mutual promises herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENTS

                1.                Issuance of the Warrant.  Subject to the terms and conditions hereof and in reliance upon the representations, warranties, covenants and agreements contained herein, the Company hereby agrees to issue to the University as of the Effective Date of the Exclusive Patent License Agreement by and between University and Company (the "Issue Date"), a Common Stock Purchase Warrant, in the form attached hereto as Exhibit A (the "Warrant"), to purchase One Million One Hundred Seventy Nine Thousand Seven Hundred Ninety Nine (1,179,799) shares of the Common Stock of the Company (the "Warrant Shares") at an exercise price of Twelve and One Half Cents ($0.125)per share of Common Stock, all on the terms and subject to the conditions set forth in this Agreement.

2.                University's Representation and Warranties.  The University hereby represents and warrants to the Company as follows:

(a)           The University is an entity established by Arizona statute, has total assets greater than $5 million and has such knowledge and experience in finance, securities, investments and other business matters so as to be able to protect the interests of the University concerning this transaction, and the University's investment in the Company hereunder is not material when compared to the University's total financial capacity.

(b)           The University is acquiring the Warrant for the University's own account for investment and not with a view to the sale or distribution thereof or the granting of any participation therein, and has no present intention of distributing or selling to others any of such interest or granting participations therein.

3.                Representations and Warranties of the Company.  The Company represents and warrants to the University as follows:

(a)           Due Incorporation.  The Company:  (i) is a corporation duly organized and validly existing under the laws of the jurisdiction of its incorporation; (ii) has all requisite corporate power, and has all material governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted; and (iii) is qualified to do business in the jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure so to qualify would have a material adverse effect on the financial condition, operations or business of the Company taken as a whole.

(b)           Subsidiaries.  The Company has no subsidiaries and conducts its business solely through the Company.

(c)           Legal Proceedings.  There are no legal or arbitral proceedings or any proceedings by or before any governmental or regulatory authority or agency, now pending or (to the knowledge of the Company) threatened against the Company which, if adversely determined, could have a material adverse effect on the consolidated financial condition, operations or business of the Company taken as a whole.

(d)           No Conflicts.  None of the execution and delivery of this Agreement, the consummation of the transactions herein contemplated or the compliance with the terms and provisions hereof will conflict with or result in a breach of, or require any consent under, the charter or bylaws of the Company, or any applicable law or regulation, or any order, writ, injunction or decree of any court or governmental authority or agency, or any agreement or instrument to which the Company is a party or by which it is bound or to which it is subject, or constitute a default under any such agreement or instrument, or result in the creation or imposition of any lien upon any of the revenues or assets of the Company pursuant to the terms of any such agreement or instrument.

(e)           Authority.  The Company has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement; the execution, delivery and performance by the Company of this Agreement has been duly authorized by all necessary corporate action on its part; and the Warrant Shares have been duly reserved for issuance and such shares will be validly issued, fully paid and non-assessable when issued in accordance with this Agreement and the Warrant.

(f)           Consents.  Except for notice filings on Form D with the SEC and similar filings with applicable state blue sky authorities to be made within 15 days after the Issue Date, no authorizations, approvals or consents of, and no filings or registrations with, any governmental or regulatory authority or agency are necessary for the execution, delivery or performance by the Company of this Agreement or for the issuance of the Securities.

(g)           Authorized Capital.  Immediately prior to the Issue Date, the capitalization of the Company shall be as set forth on the capitalization table attached hereto as Exhibit B. All such outstanding shares of capital stock are duly authorized, validly issued, fully paid, and nonassessable, and the issuance of such securities was exempt from the registration requirements of applicable securities laws.  Except as contemplated hereby or as set forth on Schedule 3(g) hereto, (1) no subscription, warrant, option, convertible security or other right (contingent or other) to purchase or acquire any shares of any class of capital stock of the Company is authorized or outstanding, (2) there is not any commitment of the Company to issue any shares, warrants, options or other such rights or to distribute to holders of any class of its capital stock in respect thereof, any evidences of indebtedness or assets, and (3) the Company has no obligation (contingent or other) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof.  To the best knowledge of the Company, except as set forth in Schedule 3(g), no stockholder of the Company has granted any person or entity any option or other right to purchase any shares of capital stock of the Company from such stockholder.  Except as set forth in Schedule 3(g), neither the Company nor, to the best knowledge of the Company, any stockholder of the Company is a party to any agreement or understanding relating to the voting or giving of written consents with respect to any capital stock of the Company or relating to voting for or by any of the Company's directors.  Except as set forth in Schedule 3(g), the Company has not granted or agreed to grant any registration rights, including piggyback rights to any person or entity.

(h)           No Brokers or Finders.  Except as disclosed to the University in writing, no agent, broker, investment banker, person or firm acting on behalf of or under the authority of the Company is or will be entitled to any broker's or finder's fee or any other commission directly or indirectly in connection with the University's purchase hereunder.  The Company further agrees to indemnify the University for any claims, losses or expenses incurred by the Company as a result of the representation in this Section 3(h) being untrue.

(i)           Disclosure.  The Company's representations in this Agreement do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein, taken as a whole in light of the circumstances under which they were made, not misleading.

4.                Miscellaneous.

(a)           Notice.  Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be mailed by certified mail, return receipt requested, or by Federal Express, Express Mail or similar overnight delivery or courier service or delivered by facsimile transmission or email or personal delivery, to whom it is to be given at the addresses set forth on the signature page hereof, or in either case, to such other address or facsimile number as the party shall have furnished in writing in accordance with the provisions of this Section 4(a).  Notice to the estate of any party shall be sufficient if addressed to the party as provided in this Section 4(a).  Any notice or other communication given by certified mail shall be deemed given at the time of certification thereof, except for a notice changing a party address which shall be deemed given at the time of receipt thereof.  Any notice given by other means permitted by this Section 4(a) shall be deemed given at the time of receipt thereof.

(b)           Binding Agreement.  This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective successors and assigns.

(c)           Headings.  The headings in this Agreement are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

(d)           Choice of Law; Jurisdiction; Venue.  This Agreement has been negotiated and shall be consummated in the State of Arizona and shall be governed by and construed in accordance with the laws of the State of Arizona , without regard to its principles of conflicts of law.  The parties hereto irrevocably consent to the jurisdiction of the courts of the State of Arizona and of any Federal court located in such State in connection with any action or proceeding arising out of or relating to this Agreement, any document or instrument delivered pursuant to, in connection with or simultaneously with this Agreement, or a breach of this Agreement or any such document or instrument.  In any such action or proceeding, each party hereto waives personal service of any summons, complaint or other process and agrees that service thereof may be made in accordance with Section 4(a).

(e)           Counterparts.  This Agreement may be executed in any number of counterparts and by facsimile, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(f)           Entire Agreement; Oral Modification.  This Agreement represents the entire agreement of the parties with respect to the subject matter hereof, and all agreements entered into prior hereto are revoked and superseded by this Agreement, and no representations, warranties, inducements or oral agreements have been made by any of the parties except as expressly set forth herein.  This Agreement may not be changed, modified or rescinded except in writing, signed by all parties hereto, and any attempt at oral modification of this Agreement shall be void and of no effect.

(g)           Legal Counsel.  The University has had the opportunity to consider the terms of this Agreement with the University's legal counsel and has either obtained the advice of legal counsel in connection with University's execution hereof or does hereby expressly waive its right to seek such legal counsel in connection with this transaction.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

WILDCAP ENERGY INC. By: /s/ Malcolm Lennie Its: President
THE ARIZONA BOARD OF REGENTS, on behalf of THE UNIVERSITY OF ARIZONA By: /s/ Patrick L. Jones Patrick L. Jones Director, Office of Technology Transfer University of Arizona

Exhibit A
to
Warrant Purchase Agreement

COMMON STOCK WARRANT
TO PURCHASE COMMON STOCK OF
WILDCAP ENERGY INC.

NEITHER THIS WARRANT NOR THE SECURITIES SUBJECT HERETO HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR UNDER THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION, AND NEITHER THIS WARRANT, THE SHARES THAT MAY BE ISSUED PURSUANT TO THIS WARRANT NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED, OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO SUCH SECURITIES UNDER THE ACT AND APPLICABLE LAWS OR SOME OTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT AND APPLICABLE LAWS OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

This certifies that, for value received, The Arizona Board of Regents, on behalf of The University of Arizona ("University"), or its registered transferee(s) (the University or its registered transferee(s) are sometimes referred to herein as "Holder"), is entitled, subject to the terms and conditions set forth herein, at any time during the Exercise Period (as defined below), but not thereafter, to subscribe for and purchase from WILDCAP ENERGY INC., a Nevada corporation (the "Company"), One Million One Hundred Seventy Nine Thousand Seven Hundred Ninety Nine (1,179,799) shares of the Company's Common Stock (the "Warrant Shares"), which, as of the date hereof, represents 9.99 percent  of the "outstanding" (as defined in Section 7(f) below) capital stock of the Company. The term "Warrant" as used herein shall mean this Warrant and any warrant delivered in substitution or exchange therefor as provided herein.

1.             Term of Warrant. Subject to the terms and conditions set forth herein, this Warrant shall be exercisable, in whole or in part, from time to time during the term hereof, commencing as of the Effective Date of Warrant Purchase Agreement and that certain Exclusive Patent License Agreement by and between University and Company and ending at 5:00 p.m. Mountain Standard Time on the twelfth (12th) anniversary of the date of this Warrant (the "Exercise Period"), after which time this Warrant shall be void.

2.             Exercise Price. The exercise price ("Exercise Price") for the Warrant Shares shall be  Twelve and One Half Cents ($0.125) per share. The Exercise Price and the number of Warrant Shares shall be subject to adjustment as provided herein.

3.             Exercise of Warrant.

                (a)           Cash Exercise. Commencing thirty (30) months after the Effective Date hereof,  this Warrant may be exercised by Holder by (i) the surrender of this Warrant to the Company at the Company's address given in Section 11:(e) below, with the Notice of Exercise attached hereto as Exhibit A duly executed on behalf of Holder, at the office of the Company (or such other office or agency of the Company as the Company may designate by notice in writing to Holder at the address of Holder appearing on the books of the Company) during the Exercise Period and (ii) the delivery of payment to the Company, for the account of the Company, by cash, wire transfer of immediately available funds to a bank account specified by the Company, or by certified or bank cashier's check, of the Exercise Price for the number of Warrant Shares specified in the Notice of Exercise in lawful money of the United States of America. The Company agrees that such Warrant Shares shall be deemed to be issued to Holder as the record holder of such Warrant Shares as of the close of business on the date on which this Warrant is surrendered and payment made for the Warrant Shares in accordance with the provisions hereof, and the person entitled to receive the Warrant Shares issuable upon such exercise shall be treated for all purposes as the holder of record of such shares as of the close of business on such date. A stock certificate or certificates for the Warrant Shares specified in the Notice of Exercise shall be delivered to Holder as promptly as practicable, and in any event within ten (10) days, thereafter. If this Warrant is exercised only in part, then the Company shall, at the time of delivery of the stock certificate or certificates, deliver to Holder a new Warrant evidencing the right to purchase the remaining Warrant Shares, which new Warrant shall be identical to this Warrant in all other respects. Upon Holder's purchase of all the Warrant Shares, the Company shall physically void the Warrant.

                 (b)          Net Issue Exercise. Commencing thirty (30) months after the Effective Date hereof, and notwithstanding any other provision herein to the contrary, if the Fair Market Value (as defined below) of one share of the Company's Common Stock is greater than the Exercise Price (at the date of calculation as set forth below), in lieu of exercising this Warrant pursuant to Section 3(a) hereof, the Holder may elect to receive shares equal to the value (as determined below) of this Warrant (or portion thereof being canceled) by surrendering this Warrant to the Company, with a duly executed Notice of Exercise marked to reflect Net Issue Exercise and specifying the number of Warrant Shares to be purchased, during normal business hours on any business day during the Exercise Period. Such Warrant Shares shall be deemed to be issued to Holder as the record holder of such Warrant Shares as of the close of business on the date on which this Warrant is surrendered in accordance with the provisions hereof, and the person entitled to receive the Warrant Shares issuable upon such exercise shall be treated for all purposes as the holder of record of such shares as of the close of business on such date. Upon such exercise, Holder shall be entitled to receive, and the Company shall issue to Holder, a number of Warrant Shares computed as of the date of surrender of this Warrant to the Company using the following formula:

                                X = Y(A-B)
                                            A

Where                    X =         the number of Warrant Shares to be issued to Holder under this Section 3(b);

                                Y =          the number of Warrant Shares in respect of which this election is made;

                                A =         the Fair Market Value (as defined below) of one share of the Company's Common Stock at the date of such calculation; and

                                B =          the Exercise Price (as adjusted to the date of the issuance).

(c)           Fair Market Value. For the purposes of Section 3(b) hereof, the fair market value ("Fair Market Value") of one share of the Company's Common Stock shall mean, as of any date:

(i)             the fair market value of the shares of the Company's Common Stock as of such date, as determined from the average of the last closing price per share of the Company's Common Stock on the principal national securities exchange on which the Company's Common Stock is listed or admitted to trading for fifteen (15) consecutive trading days immediately prior to the date of determination of fair market value,

(ii)            the fair market value of one of the shares of the Company's Common Stock as of such date, as determined from the average of the bid and asked price per share of the Company's Common Stock as reported in the "pink sheets" published by Pink OTC Markets, Inc. or in the OTC Bulletin Board (or any successors thereto) if the Company's Common Stock is not listed or traded on any exchange or Nasdaq for fifteen (15) consecutive trading days immediately prior to the date of determination of fair market value , or

(iii)           if such quotations are not available, the fair market value per share of the Company's Common Stock on the date such notice was received by the Company as determined in good faith by the Board of Directors of the Company; provided, however, that if the Warrant is being exercised immediately prior to or upon the closing of an IPO (as defined in Section 9(e) below), the Fair Market Value shall not be determined by the Board of Directors and shall be the initial "price to public" of one share of the Company's Common Stock specified in the final prospectus with respect to the IPO.

4.             No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant. In lieu of any fractional share to which Holder otherwise would be entitled, the Company shall make a cash payment equal to the Fair Market Value of one share of the Company's Common Stock as determined under Section 3(c) multiplied by such fraction.

5.             Replacement of Warrant. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, upon delivery of a certification of loss (on such terms as to indemnity or otherwise as it may reasonably impose, except as to the University as Holder, which shall have no indemnity obligation) by Holder reasonably satisfactory in form and substance to the Company or, in the case of mutilation, upon surrender and cancellation of this Warrant, the Company at its expense shall execute and deliver, in lieu of this Warrant, a new warrant of like tenor and amount.

6.             No Rights as Stockholder. Except as provided in this Section 6 (subject to Sections 7 and 11(c) of this Warrant), the Holder shall not be entitled to vote or be deemed the holder of Common Stock, nor shall anything contained in this Warrant be construed to confer upon the Holder, as such, any of the rights of a stockholder of the Company or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action (whether upon recapitalization, issuance of stock, reclassification of stock, change of par value, or change of stock to no par value, consolidation, merger, conveyance, or otherwise) or to receive notice of meetings, or to receive subscription rights or otherwise until the Warrant shall have been exercised as provided herein. Nothing contained herein shall obligate Holder to purchase any Company securities (upon exercise of this Warrant or otherwise).

7.             Adjustments.

                (a)           Stock Dividend, Subdivision or Split-Up. If, at any time after the date hereof, the number of shares of the Company's capital stock outstanding is increased by a stock dividend or by a subdivision or split-up of shares, then, following the record date for the determination of holders of capital stock entitled to receive such stock dividend, subdivision or split-up, the Exercise Price shall be appropriately decreased and the aggregate number of Warrant Shares shall be increased in proportion to such increase in outstanding shares. The foregoing provisions shall similarly apply to any successive stock dividend, subdivision or split-up.

                (b)           Combination, Reverse-Split. If, at any time after the date hereof, the number of shares of the Company's capital stock outstanding is decreased by a combination or reverse-split of shares, then, following the record date for the determination of holders of capital stock for such combination or reverse-split, the Exercise Price shall be appropriately increased and the aggregate number of Warrant Shares shall be decreased in proportion to such decrease in outstanding shares. The foregoing provisions shall similarly apply to any successive combination or reverse-split.

                (c)           Dividends. If, at any time after the date hereof, the holders of the securities as to which purchase rights under this Warrant exist at the time shall have received, or, on or after the record date fixed for the determination of eligible stockholders, shall have become entitled to receive, without payment therefor, other or additional stock or other securities or property (including cash) of the Company by way of a dividend, then, and in each case, this Warrant shall represent the right to acquire, in addition to the number of shares of the securities receivable upon exercise of this Warrant, and without payment of any additional consideration therefor, the amount of such other or additional stock or other securities or property (including cash) of the Company that such Holder would hold on the date of such exercise had it been the holder of record of the securities receivable upon exercise of this Warrant on the date thereof and had thereafter, during the period from the date thereof to and including the date of such event, retained such shares and/or all other additional stock available to it during such period, all as adjusted pursuant to this Section 7.

                (d)           Reorganization, Reclassification, Consolidation, Merger or Asset Sale – Non-University Holder. With respect to any Holder other than University, in the event of any capital reorganization of the Company, any reclassification of the stock of the Company, any consolidation or merger of the Company, or any sale of all or substantially all of the assets of the Company, this Warrant shall after such reorganization, reclassification, consolidation, merger or asset sale be exercisable for the kind and number of shares of stock or other securities, cash or property of the Company or of the entity resulting from such reorganization, reclassification, consolidation, surviving such merger, or such asset sale to which the Holder would have been entitled if this Warrant had been exercised immediately prior to the consummation of such reorganization, reclassification, consolidation, merger or asset sale. The foregoing provisions shall similarly apply to any successive reorganization, reclassification, consolidation, merger or asset sale.

                (e)           Reorganization, Reclassification, Consolidation, Merger or Asset Sale – University Holder. With respect to University as Holder of this Warrant, in the event of any "Election Triggering Transaction", as hereinafter defined, immediately prior to the consummation of such Election Triggering Transaction, regardless of the consideration provided for in such Election Triggering Transaction (whether it be shares of stock or other securities, debt, cash or property of the Company or of the entity resulting from such Election Triggering Transaction), at University's election, the Company shall pay to University, in lieu of University exercising this Warrant, in cash or cash equivalents the aggregate value of the Warrant Shares (exclusive of any Warrant Shares which have already been exercised) minus the aggregate Exercise Price of such Warrant Shares as if this Warrant had been exercised immediately prior to the consummation of such Election Triggering Transaction pursuant to Section 3(b), where Fair Market Value is the price per fully-diluted share of Common Stock payable in such transaction. Such payment shall be made at the closing of the transaction to which it relates. The Company will give University at least 40 days’ prior written notice of the anticipated consummation of any such Election Triggering Transaction, and the University agrees that it must provide the Company a minimum of 10 days’ prior written notice in advance of the anticipated consummation of such Election Triggering Transaction in order to exercise the University Election, provided that University received timely prior written notice pursuant to the first clause of this sentence. Such payment shall be made at the closing of the transaction to which it relates.  If University does not make the University Election (in a timely manner or otherwise), then this Warrant shall after such Election Triggering Transaction be exercisable for the kind and number of equity interests or other securities, cash or property of the Company or of the entity resulting from such Election Triggering Transaction to which the Holder would have been entitled if this Warrant had been exercised immediately prior to the consummation of such Election Triggering Transaction. This Section 7(e) shall similarly apply to any successive reorganization, reclassification, consolidation, merger or asset sale if University did not make the University Election (in a timely manner or otherwise) and instead continued to own the Warrant.

An "Election Triggering Transaction" shall mean any capital reorganization of the Company, any reclassification of the stock of the Company (other than a change in par value or from par value to no par value or from no par value to par value or as a result of a stock dividend or subdivision, split-up or combination of shares), any consolidation or merger of the Company (other than a merger for the purpose of changing the Company’s domicile or jurisdiction of organization), or any sale of all or substantially all of the assets of the Company relating to that certain University technology licensed to Company pursuant to the terms of that certain Exclusive Patent License Agreement of even date herewith,  provided that:

(i)             Notwithstanding anything herein to the contrary, a capital reorganization, reclassification of stock, merger, consolidation or sale of assets made in connection with any of the transactions listed below in (B) shall not be deemed to be an Election Triggering Transaction unless the holders of a majority of the outstanding voting securities of the Company immediately prior to such transaction or series of transactions hold, directly or indirectly, equity securities having rights, privileges or preferences which are superior to the Warrant Shares ((other than as relates to a stock purchase plan or similar arrangement in accordance with subpart (B)(iv) below)) immediately following such transaction or series of transactions:

(ii)

(A)
the issuance of securities in connection with a bona fide financing transaction or in connection with strategic transactions for purposes other than capital raising in which the holders of a majority of the outstanding voting securities of the Company immediately prior to such transaction or series of transactions, hold, directly or indirectly, equity securities representing a majority of the voting power of the both Company and any such subsidiary immediately following such transaction or series of transactions; or

(B)
a corporate spin-off to a subsidiary of the Company in which the holders of a majority of the outstanding voting securities of the Company immediately prior to such spin-off hold, directly or indirectly, equity securities representing a majority of the voting power of both the Company and such subsidiary immediately following such spin-off; or

(C)
any acquisition by the Company or a subsidiary thereof, in any transaction or series of related transactions in which  the holders of a majority of the outstanding voting securities of the Company immediately prior to such transaction or series of transactions, hold, directly or indirectly, equity securities representing a majority of the voting power of the both Company and any such subsidiary immediately following such transaction; or

(D)
the issuance of securities to employees, officers or directors of, or consultants or advisors to the Company or any subsidiary, pursuant to stock purchase or stock option plans or other arrangements that are approved by the Company's Board of Directors, provided that total number of shares issuable and the rights, privileges and preferences, if any, with respect to securities issuable under such plan or other arrangement do not exceed amounts, rights, privileges or preferences, as are customary in the industry.

With respect to University as Holder of this Warrant, in the event of any capital reorganization, reclassification of stock, merger, consolidation or sale of assets which is not an “Election Triggering Transaction” as defined above (any of which is an "Exempt Change"), this Warrant shall after such Exempt Change be exercisable for the kind and number of shares of stock or other securities, cash or property of the Company or of the entity resulting from such Exempt Change to which the University as Holder would have been entitled if this Warrant had been exercised immediately prior to the consummation of such Exempt Change.  The foregoing provisions shall similarly apply to any successive reorganization, reclassification, consolidation, merger or asset sale.

(f)             Anti-dilution.

                                (i)            If, at any time or from time to time after the date hereof until the time that the Company has received an aggregate of $4,000,000 (Four Million Dollars) in consideration for the issuance of Additional Shares (as defined in Section 7(f)(ii) below) of the Company in one or more transactions, the Company issues or sells Additional Shares, then and in each such case the number or amount of Warrant Shares shall be automatically adjusted to be that number or amount of Warrant Shares which shall be equal to 9.99 percent  of (1) the number of shares of Common Stock deemed "outstanding" (as defined below) immediately prior to such issue or sale plus (2) the total number of Additional Shares so issued or deemed issued.  For the avoidance of doubt, the anti-dilution adjustments described in this Section 7(f) shall only apply to the first $4,000,000 (Four Million Dollars) in Additional Shares issued by the Company or deemed to be issued pursuant to this Section 7(f) and thereafter this Section 7(f) shall have no further force or effect, and the Warrant Shares shall be subject to dilution on the same basis as all other shares of Common Stock.  For the purposes of the preceding sentence, the number of shares of Common Stock deemed "outstanding" as of a given date shall be the sum of (A) the number of Common Stock actually outstanding, plus (B) the number of Warrant Shares into which this Warrant could be converted if fully converted on the day immediately preceding the given date, plus (C) the number of shares of Common Stock which could be obtained through the exercise or conversion of all other rights, options and convertible securities outstanding on the day immediately preceding the given date.

(ii)           "Additional Shares" shall mean all equity interests of any kind, including without limitation Common Stock, and  any equity interests into which such interests or Stock may be exercised, converted or exchanged issued by the Company.

(iii)           Calculations. All calculations under this Section 7 shall be made to the nearest one hundredth (1/100) of a cent or the nearest one tenth (1/10) of a share, as the case may be.

(g)           No Impairment. The Company will not, by any voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant to be observed or performed by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 7 and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder of this Warrant against impairment.

8.             Representations, Warranties and Covenants. The Company represents, warrants and covenants to the Holder that (a) all shares of the Company's Common Stock which may be issued upon the exercise of this Warrant will be, when issued, non-assessable, fully paid, and validly issued, with no personal liability attaching to the ownership thereof, and free from all taxes, liens and charges created by the Company with respect to the issue thereof and (b) the issuance of this Warrant, the shares of the Company's Common Stock issuable hereunder and the other transactions contemplated hereunder do not require the consent of any person or entity which has not been obtained and do not and shall not conflict, result in a default under or violate the terms of any agreement, contract, document, instrument or obligation which may be binding upon the Company. The Company covenants to the Holder that it will from time to time take all such action as may be required to assure that the stated or par value per share of the Company's Common Stock is at all times no greater than the then-effective Exercise Price. The Company further covenants and agrees that it will take all such action as may be required to assure that the Company shall at all times have authorized and reserved, free from preemptive rights, a sufficient number of shares of the Company's Common Stock to provide for the exercise by Holder of all its rights with respect to this Warrant. The Company agrees that its issuance of this Warrant shall constitute full authority to its officers who are charged with the duty of executing stock certificates to execute and issue the necessary certificates for shares of Company Common Stock upon the exercise of this Warrant.

9.             Transfer of Warrant.

(a)           Transferability. This Warrant may not be transferred or assigned in whole or in part without compliance with all applicable federal and state securities laws by the transferor and the transferee (including the delivery of investment representation letters and legal opinions reasonably satisfactory to the Company, if such are requested by the Company). Notwithstanding the foregoing, no investment representation letter or opinion of counsel shall be required for any transfer of this Warrant (or any portion thereof) or of any shares of the Company's Common Stock issued upon exercise hereof or conversion hereof (i) in compliance with Rule 144 or Rule 144A of the Act, or (ii) by gift, will or intestate succession by Holder to his or her spouse or lineal descendants or ancestors or any trust for any of the foregoing; provided that in each of the foregoing cases the transferee agrees in writing to be subject to the terms of this Warrant. Subject to the provisions of this Warrant with respect to compliance with the Act, title to this Warrant may be transferred by endorsement, in whole or in part, (by Holder executing the Assignment Form attached hereto as Exhibit B) and delivery in the same manner as a negotiable instrument transferable by endorsement and delivery; provided, however, that in connection with any such transfer any subsequent Holder will give the Company notice of the portion of the Warrant being transferred with the name, address, and taxpayer identification number of the transferee and Holder will surrender this Warrant to the Company for reissuance to the transferee(s) (and Holder if applicable). The Company may refuse to transfer this Warrant or the Warrant Shares to any person who directly competes with the Company, unless, in either case, the stock of the Company is publicly traded.

(b)           Exchange of Warrant Upon a Transfer. Upon surrender of this Warrant for exchange, properly endorsed on the Assignment Form attached hereto as Exhibit B and subject to the provisions of this Warrant with respect to compliance with the Act and with the limitations on assignments and transfers contained in this Section, the Company at its expense shall issue to, or upon the order of, Holder a new warrant or warrants of like tenor, in the name of Holder or as Holder (upon payment by Holder of all applicable transfer taxes, if any) may direct, for the number of shares issuable upon exercise hereof.

(c)           Further Compliance with Securities Laws.

  (i)           Holder, by acceptance hereof, acknowledges that this Warrant and the Warrant Shares to be issued upon exercise hereof are being acquired solely for Holder's own account and not as a nominee for any other party, and for investment, and that Holder will not offer, sell or otherwise dispose of this Warrant or Warrant Shares except under circumstances that will not result in a violation of the Act or applicable state securities laws. Upon exercise of this Warrant, Holder shall confirm in writing, in a form satisfactory to the Company, that the Warrant Shares so purchased are being acquired solely for Holder's own account and not as a nominee for any other party, for investment, and not with a view toward distribution or resale.

  (ii)          This Warrant and all Warrant Shares issued upon exercise hereof shall be stamped or imprinted with a legend in substantially the following form (in addition to any legend required by applicable state securities laws):

SECURITIES SUBJECT HERETO HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR UNDER THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION, AND NEITHER THE SHARES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED, OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT AND APPLICABLE LAWS OR SOME OTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND APPLICABLE LAWS OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

(d)           Removal of Legend. The Company agrees to remove promptly, upon the request of the Holder of this Warrant and securities issuable upon exercise of the Warrant, the foregoing legend from the documents and/or certificates representing such securities upon full compliance with the terms and provisions hereof and Rules 144 and 145 under the Act in connection with any sale or transfer of this Warrant or the Warrant Units acquired upon exercise or conversion hereof.

(e)           Lock-Up Agreement. Holder shall not, without the prior written consent of the Company’s governing body (such as its Board of Directors) in its sole discretion, offer or sell this Warrant or any of the Warrant Shares for one hundred eighty (180) days after the closing of an initial public stock offering of the Company's Common Stock under the Act, the result of which is that the Company's Common Stock is traded, or quoted, as applicable, on a national securities exchange, over the counter (an "IPO"), provided that the Company's officers, directors and greater than one percent (1%) shareholders are similarly restricted from selling their securities of the Company in that period. Registered Warrant Shares shall also be subject to the lock-up provisions of Section 9(f) below.

(f)           Registration Under Securities Act of 1933, as amended. The Company agrees that the Warrant Shares shall have certain incidental or "Piggyback" registration rights pursuant to and as set forth in the Company's Investors' Rights Agreement or similar agreement, or if there is no such agreement in existence, then such incidental or "Piggyback" registration rights as are customary in the venture capital industry. The provisions set forth in the Company's Investors' Rights Agreement or similar agreement relating to the above in effect as of the issue date may not be amended, modified or waived without the prior written consent of Holder unless such amendment, modification, or waiver affects the rights associated with the Warrant Shares in the same manner as such amendment, modification or waiver affects the rights associated with all other shares of the same series and class as the Warrant Shares granted to Holder.  Notwithstanding anything herein to the contrary and further subject to all applicable securities laws, for so long as the market capitalization of the Company is less than $25 million, Warrant Shares registered pursuant to this Section shall not be offered for sale or sold on the national securities exchange or on the OTC Bulletin Board in volumes in excess of those permitted under Rule 144 as relates to the disposition of restricted shares of Company stock.  In the event of any transfer of any Warrant Shares or exercise rights with respect thereto, the foregoing volume limitations shall be pro-rated among all Holders of Warrant Shares and exercise rights therein in direct proportion to the number of Warrant Shares including any unexercised Warrant Shares held by each such Holder.

10.           University Put Option. Subject to the terms and conditions of this Section 10, at any time commencing on the date that is the ten (10th) anniversary of the date of this Warrant, University as Holder may notify the Company in writing that University desires to have the Company repurchase the Warrant at a price equal to the aggregate Fair Market Value of the Warrant Shares (exclusive of any Warrant Shares which have already been exercised) minus the aggregate Exercise Price of such Warrant Shares. In the event that, upon the expiration of the Exercise Period, the Fair Market Value of one share of Common Stock of the Company is greater than the Exercise Price in effect on such date, then regardless of the failure of University to notify the Company of its election pursuant to the preceding sentence, the Company shall automatically repurchase the Warrant at a price equal to the aggregate Fair Market Value of the Warrant Shares minus the aggregate Exercise Price of the Warrant Shares. The Fair Market Value shall be determined in accordance with Section 3(c), provided, that if University disputes the Fair Market Value as determined in accordance with Section 3(c), then the Fair Market Value shall be determined by an independent business valuation specialist mutually approved by the Company and University. Neither the Company nor University shall have had a relationship with such independent business valuation specialist within the immediately preceding three year period. Such determination of the Fair Market Value shall be final and binding on the Company and University, and the Company shall be obligated to repurchase the Warrant to the extent legally permissible under Nevada law. The Company's purchase shall be finalized and payment made in cash to University no later than sixty (60) days after receipt of the Fair Market Value determination.  Notwithstanding the foregoing, to the extent that the Company is not legally permitted to repurchase the Warrant, the term of the Warrant shall be extended until such time as the Company is legally permitted to repurchase the entire Warrant, and payment for the portion not repurchased previously shall be made within thirty (30) days after the Company is so permitted.

11.           Miscellaneous.

(a)           Amendments. This Warrant and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

(b)           Governing Law. This Warrant shall be governed in all respects by the laws of the State of Arizona, without regard to the conflicts of laws provisions thereof.

                (c)           Information Rights. So long as the Holder holds this Warrant and/or any of the Warrant Shares, the Company shall deliver to the Holder (a) promptly after mailing, copies of all communiqués to the shareholders of the Company, (b) within one hundred fifty (150) days after the end of each fiscal year of the Company, the annual financial statements of the Company certified by independent public accountants of recognized standing, if such financial statements have been audited (otherwise, a copy of the unaudited annual financial statements of the Company), and (c) within forty-five (45) days after the end of each of the first three quarters of each fiscal year, the Company's quarterly, unaudited financial statements .

                (d)           Attorneys' Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Warrant, the prevailing party shall be entitled to reasonable attorneys' fees, costs, and disbursements in addition to any other relief to which such party may be entitled.

(e)           Notices.

(i)             Whenever the Exercise Price or number of shares purchasable hereunder shall be adjusted pursuant to Section 7 hereof, the Company shall, at its expense, compute such adjustment in accordance with the terms of the Warrant and prepare an accounting setting forth such adjustment showing in detail the facts upon which the adjustment is based including the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated, and the Exercise Price and number of shares purchasable hereunder after giving effect to such adjustment. The Company will mail a copy of each such accounting to the Holder within ten (10) days of such adjustment.

(ii)           In case:

(A)           the Company shall take a record of holders of its Common Stock (or other stock or securities receivable upon the exercise of this Warrant) for the purpose of entitling them to receive from the Company any dividend or other distribution (whether in cash, property, stock or other securities and whether or not a regular cash dividend), any right to subscribe for any shares of stock of any class or any other securities (or any stock or securities convertible into capital stock), or to receive any other right,

(B)           of an offer to sell any shares of the Company's capital stock (or other securities convertible into such capital stock), other than (a) to employees, officers or directors of, or consultants or advisors to the Company or any subsidiary, pursuant to stock purchase or stock option plans or other arrangements that are approved by the Company's Board of Directors, (b) in connection with commercial credit arrangements or equipment financings, or (c) in connection with strategic transactions for purposes other than capital raising,

(C)           of any capital reorganization of the Company, any reclassification of the capital stock of the Company, any consolidation or merger of the Company with or into another corporation (or other business entity), or any conveyance of all or substantially all of the assets of the Company,

(D)           of any voluntary or involuntary dissolution, liquidation or winding-up of the Company, or

(E)           of any offer to holders of registration rights the opportunity to participate in an underwritten public offering of the Company's securities for cash,

then in connection with each such event, the Company shall give to Holder: (A) at least fifteen (15) days prior written notice of the date on which a record will be taken for dividend, distribution, or subscription rights (and specifying the date on which the holders of Common Stock will be entitled thereto) or for determining the right to vote, if any, in respect of the matters referred to in (3) and (4) above, (B) in the case of matters referred to in (3) and (4) above, at least fifteen (15) days prior written notice of the date when the same will take place (and specifying the date on which the holders of Common Stock will be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event); and (C) in the case of the matter referred to in (5) above, the same notice as is given to the holders of such registration rights.

(iii)           Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be mailed by certified mail, return receipt requested, or by Federal Express, Express Mail or similar overnight delivery or courier service or delivered by facsimile transmission or email or personal delivery to whom it is to be given, if to the Company:
Wildcap Energy Inc.
2961 W. MacArthur Boulevard, Suite 214
Santa Ana, CA 92704
Attn: Fred T. Rogers

if to the University:
Attn: Case # [UA09-048]
Patrick L. Jones, Director
Office of Technology Transfer
888 Euclid Ave. Rm 204
P.O. BOX 210158
Tucson, AZ 85721-0158

if to the Holder (not the University):
_______________________________
_______________________________
_______________________________
_______________________________

or in either case, to such other address or facsimile number as the party shall have furnished in writing in accordance with the provisions of this Section. Notice to the estate of any party shall be sufficient if addressed to the party as provided in this Section. Any notice or other communication given by certified mail shall be deemed given at the time of certification thereof, except for a notice changing a party address which shall be deemed given at the time of receipt thereof. Any notice given by other means permitted by this Section shall be deemed given at the time of receipt thereof.

(f)           “S” Corporation Covenant.  If and for so long as the Company has in effect a valid election to be treated as an "S" corporation under the Internal Revenue Code, University agrees that it will not:

(i)            exercise the Warrant, or

(ii)           transfer the Warrant to a third party unless that third party agrees in writing: 1) not to exercise this Warrant if such exercise would cause the Company's "S" election to be invalid, and 2) not to transfer this Warrant to another party unless that party agrees in writing to be bound by the restrictions set forth in this Section 11(f)(ii).

IN WITNESS WHEREOF, the parties have caused this Warrant to be executed by their authorized representatives thereunto duly authorized.

Dated: March 2, 2011	Wildcap Energy Inc. By: /s/ Malcolm Lennie Its: President
Dated: March 2, 2011	THE ARIZONA BOARD OF REGENTS, on behalf of THE UNIVERSITY OF ARIZONA By: /s/ Patrick L. Jones Patrick L. Jones, Director Office of Technology Transfer University of Arizona

EXHIBIT A

NOTICE OF EXERCISE

To: WILDCAP ENERGY INC.

(1)           The undersigned hereby elects to purchase __________ shares of Common Stock of WILDCAP ENERGY INC., a Nevada corporation, pursuant to the terms of the attached Warrant, and tenders herewith payment of the purchase price for such shares in full.

(2)           In exercising this Warrant, the undersigned hereby confirms and acknowledges that the shares of the Company's Common Stock are being acquired solely for the account of the undersigned and not as a nominee for any other party, for investment, and that the undersigned shall not offer, sell or otherwise dispose of any such shares of Common Stock except under circumstances that will not result in a violation of the Securities Act of 1933, as amended, applicable state securities laws, and that the undersigned will continue to be bound by Section 9(c) of the Warrant after exercise of this Warrant.

(3)           Please issue a certificate or certificates representing such shares of the Company's Common Stock in the name of the undersigned or in such other name as is specified below:

(Name)

(Date)	(Name)

(4)           Please issue a new Warrant for the unexercised portion of the attached Warrant in the name of the undersigned or in such other name as is specified below:

(Name)

(Date)	(Signature)

______	Check here if this Notice is for a "Net Issue Exercise" pursuant to Section 3(b) of this Warrant.

EXHIBIT B

ASSIGNMENT FORM

FOR VALUE RECEIVED, the undersigned registered owner of this Warrant hereby sells, assigns and transfers unto the assignee named below ("Assignee") all of the rights of the undersigned under this Warrant, with respect to the number of shares of the Company's Common Stock set forth below:

Name of Assignee	Address	No. of Warrant Shares

and does hereby irrevocably constitute and appoint Attorney ______________________ to make such transfer on the books of WILDCAP ENERGY INC., maintained for the purpose, with full power of substitution in the premises.

The undersigned also represents that, by assignment hereof, the Assignee acknowledges that this Warrant and the shares of stock to be issued upon exercise hereof or conversion thereof are being acquired for investment and that the Assignee shall not offer, sell or otherwise dispose of this Warrant or shares of stock to be issued upon exercise hereof or conversion thereof except under circumstances that will not result in a violation of the Securities Act of 1933, as amended, or applicable state securities laws. Further, the Assignee acknowledges that, upon exercise of this Warrant, the Assignee shall, if requested by the Company, confirm in writing, in a form satisfactory to the Company, that the shares of stock so purchased are being acquired for investment and not with a view toward distribution or resale. The Assignee further acknowledges and agrees that it is bound by all of the Warrant, including the provisions of Section 9(c) thereof.

(Date)

Signature of Holder

Signature of Assignee

Exhibit B
to
Warrant Purchase Agreement

Wildcap Energy, Inc.
Capitalization Table

Beneficial Ownership of Common Shares Prior to this Offering			Number of Shares Issuable Pursuant to Warrant	Beneficial Ownership of Common Shares (including Warrants Rights to Common Shares) after this Offering
Selling Stockholder)	Number of Shares	Percent of Class		Number of Shares	Percent of Class
SUTI Holdings LP	10,000,000	94.07%		10,000,000	84.68%
University of Arizona	0	00.00%	1,179,799(1)	1,179,799(1)	9.99%
Homer Fairfield	60,000	*		60,000	0
Charles Horan	60,000	*		60,000	0
Harry Duvall	50,000	*		50,000	0
Lee Eyrich	40,000	*		40,000	0
Eugene Viafora and Angela O’Brien	40,000	*		40,000	0
Paul Watkins	40,000	*		40,000	0
Keith Barker	30,000	*		30,000	0
R. Barker	20,000	*		20,000	0
Roger Holbrook	20,000	*		20,000	0
Terry and Carol Lewis	20,000	*		20,000	0
John Mastel	20,000	*		20,000	0
Drake Moser	20,000	*		20,000	0
John O’Connor	20,000	*		20,000	0
James and Jeanie Stein	20,000	*		20,000	0
Donald Whalen	20,000	*		20,000	0
Richard Aerni	10,000	*		10,000	0
Victoria Barker	10,000	*		10,000	0
Oliver Bivens	10,000	*		10,000	0
Michael Caley	10,000	*		10,000	0
Charles Caradine	10,000	*		10,000	0
Stanton Gordon	10,000	*		10,000	0
Merrill and Sandra Law	10,000	*		10,000	0
Gary Moffett	10,000	*		10,000	0
Keith Olson	10,000	*		10,000	0
Julie Ponchot and Lisa Derrig	10,000	*		10,000	0
Patrick Sheehan	10,000	*		10,000	0
Jimmie Stewart	10,000	*		10,000	0
Charles Whitlock	10,000	*		10,000	0
William and Carol Whitlock	10,000	*		10,000	0
Walter and Ruth Wornardt	10,000	*		10,000	0
Total:	10,630,000	100%		11,809,799	100%

(1)  As of the Effective Date of this Warrant

Exhibit C
To
Exclusive Patent License Agreement

SUMMARY TERM SHEET FOR
RESEARCH AND OPTION AGREEMENT

“COMPANY” shall mean WILDCAP ENERGY INC.
COMPANY shall commit at least One Hundred Thousand U.S. Dollars ($100,000) for a mutually agreed upon sponsored research project for one calendar year which will commence no later than August 22 , 2011, subject to availability of University personnel (“Phase I”)

COMPANY will also commit at least Two and One-Half Percent (2.5%) of all capital raised over and above the first Two Million Five Hundred Thousand U.S. Dollars ($2,500,000) up to a total of One Hundred Thousand U.S. Dollars ($100,000) for additional mutually agreed upon sponsored research projects (“Phase II”)

Phase I and Phase II will each be payable as follows: Fifteen Thousand U.S. Dollars ($15,000) shall be payable in month one (1) of the project; Fifteen Thousand U.S. Dollars ($15,000) shall be payable in month two (2) of the project, and the balance shall be payable in ten (10) equal monthly installments of Seven Thousand U.S. Dollars ($7,000).

Notwithstanding anything herein to the contrary,  Company and University each agree to use commercially reasonable efforts to facilitate a Phase I project start date of  no later than May 16, 2011.